Exhibit 15.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-191905, 333-201141 and 333-225926), Form F-3 (No. 333-211378) and Form F-3ASR (No. 333-221221) of Constellium N.V. of our report dated February 15, 2018 relating to the financial statements of Constellium-UACJ ABS LLC, which appears in this Annual Report on Form 20-F.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

March 11, 2019